Form 10-K, Exhibit 13
period 2007-12-31
NEWNAN COWETA BANCSHARES INC
filed 2008-03-31
CIK 1157282

Exhibit 13.1

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

NEWNAN, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2007 AND 2006 AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)

SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 28, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Newnan Coweta Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2007 and 2006 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Newnan Coweta Bancshares, Inc.’s internal control over financial reporting as of December 31, 2007 included in the accompanying Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2007	2006
Cash and Cash Equivalents
Cash and Due from Banks	$5,076,258	$3,328,257
Federal Funds Sold	6,059,000	9,579,000

	11,135,258	12,907,257

Investment Securities Available for Sale, at Fair Value	19,781,231	12,987,200

Restricted Investments, at Cost	1,450,900	731,600

Loans	178,177,884	189,774,408
Allowance for Loan Losses	(2,426,269)	(2,328,393)
Deferred Loan Fees	(44,093)	(93,752)

	175,707,522	187,352,263

Premises and Equipment	9,447,989	5,846,040

Other Real Estate	12,642,856	—

Other Assets	7,802,930	4,282,923

Total Assets	$237,968,686	$224,107,283

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2007	2006
Deposits
Noninterest-Bearing	$13,000,719	$14,800,879
Interest-Bearing	182,538,387	186,414,876

	195,539,106	201,215,755

Borrowed Money
Subordinated Debentures	3,093,000	3,093,000
Other Borrowed Money	18,000,000	—

	21,093,000	3,093,000

Other Liabilities	1,735,691	2,117,632

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 1,006,070 and 967,644 Shares Issued and Outstanding as of December 31, 2007 and 2006, Respectively	12,193,435	11,369,100
Retained Earnings	7,319,552	6,319,153
Accumulated Other Comprehensive Income	87,902	(7,357)

	19,600,889	17,680,896

Total Liabilities and Stockholders’ Equity	$237,968,686	$224,107,283

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Interest Income
Loans, Including Fees	$16,693,090	$15,998,734	$11,160,434
Taxable Securities	917,967	588,214	227,389
Federal Funds Sold	690,781	586,478	224,607

	18,301,838	17,173,426	11,612,430

Interest Expense
Deposits	9,728,031	7,730,202	4,339,885
Other Borrowings	229,616	258,703	160,906

	9,957,647	7,988,905	4,500,791

Net Interest Income	8,344,191	9,184,521	7,111,639
Provision for Loan Losses	906,053	384,841	548,225

Net Interest Income After Provision for Loan Losses	7,438,138	8,799,680	6,563,414

Noninterest Income
Service Charges on Deposit Accounts	261,540	251,069	266,934
Mortgage Origination Fees	382,289	352,336	279,867
Securities Gain, Net	43,197	—	—
Other	238,454	217,783	201,076

	925,480	821,188	747,877

Noninterest Expenses
Salaries and Employee Benefits	3,873,295	3,240,306	2,346,464
Equipment and Occupancy Expenses	762,956	722,754	611,850
Losses on Sale of Assets, Net	24,989	—	—
Securities Losses, Net	—	1,026	—
Other	1,820,835	1,584,303	1,531,278

	6,482,075	5,548,389	4,489,592

Income Before Income Taxes	1,881,543	4,072,479	2,821,699
Income Taxes	700,052	1,566,537	1,112,881

Net Income	$1,181,491	$2,505,942	$1,708,818

Basic Earnings Per Share	$1.18	$2.72	$1.90

Diluted Earnings Per Share	$1.13	$2.55	$1.81

Dividends Per Share	$0.18	$0.15	$0.11

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Net Income	$1,181,491	$2,505,942	$1,708,818

Other Comprehensive Income (Loss)
Gains (Losses) Arising During the Year	122,041	34,732	(65,163)
Reclassification Adjustments	(26,782)	635	—

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustments and Tax Effects	95,259	35,367	(65,163)

Comprehensive Income	$1,276,750	$2,541,309	$1,643,655

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Paid-In
Balance, December 31, 2004	900,000	$8,979,916	$2,338,393	$22,439	$11,340,748

Net Income	—	—	1,708,818	—	1,708,818
Cash Dividends	—	—	(99,000)	—	(99,000)
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustments and Tax Effects	—	—	—	(65,163)	(65,163)

Balance, December 31, 2005	900,000	8,979,916	3,948,211	(42,724)	12,885,403

Net Income	—	—	2,505,942	—	2,505,942
Cash Dividends	—	—	(135,000)	—	(135,000)
Shares Issued in Connection with Private Placement	66,644	2,379,184	—	—	2,379,184
Shares Issued in Connection with Exercise of Stock Options	1,000	10,000	—	—	10,000
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustments and Tax Effects	—	—	—	35,367	35,367

Balance, December 31, 2006	967,644	11,369,100	6,319,153	(7,357)	17,680,896

Net Income	—	—	1,181,491	—	1,181,491
Cash Dividends	—	—	(181,092)	—	(181,092)
Shares Issued in Connection with Private Placement	16,926	609,335	—	—	609,335
Shares Issued in Connection with Exercise of Stock Options	21,500	215,000	—	—	215,000
Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustments and Tax Effects	—	—	—	95,259	95,259

Balance, December 31, 2007	1,006,070	$12,193,435	$7,319,552	$87,902	$19,600,889

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Cash Flow from Operating Activities
Net Income	$1,181,491	$2,505,942	$1,708,818
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	320,777	316,723	261,794
Provision for Loan Losses	906,053	384,841	548,225
Amortization and Accretion	(18,889)	(40,467)	35,142
Deferred Income Taxes	452	36,807	(188,117)
(Gain) Loss on Sales of Securities	(43,197)	1,026	—
Loss on Sales of Foreclosed Assets	24,989	—	—
Increase in Interest Receivable	(355,151)	(432,710)	(378,916)
Increase (Decrease) in Interest Payable	(186,829)	844,256	612,241
Increase (Decrease) in Income Taxes Payable	(317,856)	(107,003)	203,112
Net Other Operating Activities	(133,984)	(160,657)	(101,515)

	1,377,856	3,348,758	2,700,784

Cash Flow from Investing Activities
Purchases of Securities Available for Sale	(24,897,787)	(8,697,274)	(6,438,287)
Proceeds from Sale of Securities Available for Sale	7,911,125	84,567	—
Proceeds from Calls and Maturities of Securities Available for Sale	10,408,363	6,062,824	64,867
Investment in Statutory Trust	—	—	(93,000)
Purchase of Federal Home Loan Bank Stock	(841,100)	(88,600)	—
Sale of Federal Home Loan Bank Stock	—	—	168,700
Sale of Federal Reserve Bank Stock	121,800	(43,500)	(46,500)
Net Increase in Loans	(3,731,064)	(34,709,628)	(32,048,437)
Purchase of Premises and Equipment	(3,922,726)	(73,274)	(2,011,921)
Purchase of Bank Owned Life Insurance	(3,100,000)	—	—
Proceeds from Sale of Other Real Estate and Repossessions	1,934,941	4,200	298,677

	(16,116,448)	(37,460,685)	(40,105,901)

Cash Flow from Financing Activities
Net Increase in Deposits	(5,676,650)	32,336,705	43,827,614
Increase (Decrease) in Other Borrowings	18,000,000	—	(5,000,000)
Dividends Paid	(181,092)	(135,000)	(99,000)
Proceeds from Issuance of Subordinated Debentures	—	—	3,093,000
Proceeds from the Sale of Stock	609,335	2,379,184	—
Exercise of Stock Options	215,000	10,000	—

	12,966,593	34,590,889	41,821,614

Net Increase (Decrease) in Cash and Due from Banks	(1,771,999)	478,962	4,416,497
Cash and Cash Equivalents, Beginning	12,907,257	12,428,295	8,011,798

Cash and Cash Equivalents, Ending	$11,135,258	$12,907,257	$12,428,295

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Supplemental Disclosures
Cash Paid During the Year for
Interest	$10,144,476	$7,144,648	$3,888,550

Income Taxes	$999,823	$1,851,316	$976,500

Noncash Investing Activities
Change in Unrealized (Gain) Loss on Securities Available for Sale	$(153,645)	$(57,043)	$105,102

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Nature of Business

Newnan Coweta Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Neighborhood Community Bank (the Bank). The Bank is a commercial bank with the main office and one branch located in Newnan, Coweta County, Georgia, one branch located in Peachtree City, Fayette County, Georgia, one branch located in Tyrone, Fayette County, Georgia, and a mortgage origination office located in Winter Park, Orange County, Florida. The Bank provides a full range of banking services in its primary market area of Coweta County and the surrounding counties. The Bank is a state-chartered member of the Federal Reserve System.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions.

Reclassifications

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2007. Such reclassification had no effect on previously reported stockholders’ equity or net income.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, deposits, federal funds purchased and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. There were no reserve balance requirements at December 31, 2006. As of December 31, 2007, the Bank had a required deposit of approximately $497,000 with the Federal Reserve.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect.

The amortization of premiums and accretion of discounts are recognized in interest income using methods, which approximate the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Investments

Restricted investments consist of investments in stocks of a Federal Home Loan Bank (FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilizes their services. FHLB and FRB stocks are considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans

Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method that approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, reviews of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable, based on current information and events, the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(1) Summary of Significant Accounting Policies (Continued)

Company-Owned Life Insurance

During 2004 and 2007, the Company purchased insurance on the lives of key employees. The policies accumulate asset values to meet future liabilities related to employee benefits. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the company-owned life insurance is reflected in other assets on the consolidated balance sheets in the amount of $5,389,546 and $2,195,881 as of December 31, 2007 and 2006, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants.

Stock-Based Compensation Plans

In December 2004, the Financial Accounting Standards Board (FASB) revised SFAS No. 123 (SFAS No. 123R). SFAS No. 123R, Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on fair values. Proforma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123R was effective for periods beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 123R beginning January 1, 2006. Because all options and warrants granted by the Company had vested as of December 31, 2005, the implementation of SFAS No. 123R did not have an impact on the Company.

Prior to the implementation of SFAS No. 123R, the Company accounted for stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based compensation cost was reflected in net income, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the year ended December 31, 2005.

(1) Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans (Continued)

2005
Net Income, as Reported	$1,708,818
Total Stock Based Compensation Expense Determined Under Fair Value Based Method for all Awards, Net of Related Tax Effects	23,593

Proforma Net Income	$1,685,225

Earnings Per Share
Basic, as Reported	$1.90

Basic, Proforma	$1.87

Diluted, as Reported	$1.81

Diluted, Proforma	$1.79

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

Concentrations of Credit Risk

Lending is highly concentrated in real estate loans to local borrowers. The real estate loans are well collateralized; however, they are subject to changes in the local real estate conditions. This concentration could further impact the Company’s credit risk should conditions in the local real estate markets deteriorate further.

The success of the Company is dependent, to a certain extent, upon prevailing economic and real estate market conditions in the geographic markets it serves. Deteriorating conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

SFAS No. 141, Business Combinations (Revised 2007). SFAS No. 141R replaces SFAS No. 141, Business Combinations, and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any noncontrolling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a noncontractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS No. 5, Accounting for Contingencies. SFAS No. 141R is expected to have an impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The adoption of SFAS No. 155 on January 1, 2007 did not impact the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The adoption of SFAS No. 156 on January 1, 2007 did not have a significant impact on the Company’s consolidated financial statements.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109. Interpretation No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. The adoption of Interpretation No. 48 on January 1, 2007 did not significantly impact the Company’s consolidated financial statements.

FSP No. 48-1 Definition of Settlement in FASB Interpretation No. 48. FSP No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 was effective retroactively to January 1, 2007 and did not significantly impact the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or disclosures.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 123(R) (FASB 158). This statement requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement plans on the balance sheet. SFAS 158 requires additional new disclosures to be made in companies’ financial statements. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard did not have an effect on the Company’s financial position, results of operations or disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment to FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. This statement shall be effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company does not expect this standard to have an effect on its financial position, results of operations or disclosures.

SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51. SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statements of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements. EITF No. 06-4 requires the recognition of a liability and related compensation expense for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to post-retirement periods. Under EITF No. 06-4, life insurance policies purchased for the purpose of providing such benefits do not effectively settle an entity’s obligation to the employee. Accordingly, the entity must recognize a liability and related compensation expense during the employee’s active service period based on the future cost of insurance to be incurred during the employee’s retirement. If the entity has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions. The adoption of EITF No. 06-4 is not expected to have an impact on the Company’s consolidated financial statements.

SAB No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings. SAB No. 109 supersedes SAB No. 105, Application of Accounting Principles to Loan Commitments, and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The guidance in SAB No. 109 is applied on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. SAB No. 109 is not expected to have a material impact on the Company’s consolidated financial statements.

(2) Investment Securities

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007
U.S. Government Agencies	$10,005,372	$74,350	$—	$10,079,722
Mortgage Backed Securities	9,634,081	97,624	(30,196)	9,701,509

	$19,639,453	$171,974	$(30,196)	$19,781,231

December 31, 2006
U.S. Government Agencies	$12,999,067	$35,382	$(47,249)	$12,987,200

Securities with a carrying value of approximately $5,756,000 and $4,491,000 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

(2) Investment Securities (Continued)

The amortized cost and fair value of securities available for sale as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Due After Five Years Through Ten Years	$10,005,372	$10,079,722
Mortgage Backed	9,634,081	9,701,509

	$19,639,453	$19,781,231

Proceeds from sales of investments available for sale were $7,911,125 in 2007, $84,567 in 2006 and $0 in 2005. Gross realized gains totaled $51,860 in 2007 and $0 in 2006 and 2005. Gross realized losses totaled $8,663 in 2007, $1,026 in 2006 and $0 in 2005.

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months
	Fair Value	Gross Unrealized Loss
December 31, 2007
Mortgage Backed Securities	$1,967,782	$30,196

December 31, 2006
U.S. Government Agencies	$4,429,650	$47,249

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2007, the debt securities with unrealized losses depreciated 1.50 percent from the Bank’s amortized cost basis. Either the U.S. Government guarantees these securities or U.S. Government sponsored corporations. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the federal government or its agencies issue the securities, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

(3) Loans

The composition of loans as of December 31 is summarized as follows:

	2007	2006
Commercial and Financial	$33,507,147	$24,921,861
Real Estate-Acquisition and Development	44,320,864	47,409,078
Real Estate–Construction	26,136,632	32,880,904
Real Estate–Mortgage	71,794,508	81,615,401
Consumer Installment and Other	2,418,733	2,947,164

	178,177,884	189,774,408
Allowance for Loan Losses	(2,426,269)	(2,328,393)
Deferred Loan Fees	(44,093)	(93,752)

	$175,707,522	$187,352,263

The Company originates primarily commercial, residential and consumer loans to customers in Coweta County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Of the Company’s loan portfolio, 80 percent is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area.

The Company has a credit exposure (loans outstanding plus unfunded lines of credit) exceeding 25 percent of the Company’s total risk based capital to borrowers in the following industries at December 31, 2007:

Retail	$6,725,480
Office	21,848,363
Gas Station / C-Store	10,174,985
Hotel/Motel	6,643,490
Multi-Family	6,687,951
Speculative Construction	24,966,532
Presold Construction	10,853,353
Land Development	33,973,100
Vacant Land	27,389,798

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2007	2006	2005
Balance, Beginning	$2,328,393	$2,062,180	$1,606,399
Provision for Loan Losses	906,053	384,841	548,225
Loans Charged Off	(830,975)	(136,542)	(96,194)
Recoveries of Loans Previously Charged Off	22,798	17,914	3,750

Balance, Ending	$2,426,269	$2,328,393	$2,062,180

(3) Loans (Continued)

The following is a summary of information pertaining to impaired loans:

	As of and For the Years Ended December 31,
	2007	2006
Total Investment in Impaired loans	$16,007,494	$128,543
Less Allowance for Impaired Loan Losses	(421,188)	—

Net Investment, December 31	$15,586,306	$128,543

Average Investment During the Year	$18,201,431	$128,543

Income Recognized During the Year	$344,000	$3,781

Income Collected During the Year	$923,394	$5,238

The Company had $16,007,494 and $128,543 of loans classified as impaired, which includes all nonaccrual loans, at December 31, 2007 and 2006, respectively, for which $421,188 in specific reserves have been allocated. The Company’s policy is to recognize interest on a cash basis for loans classified as impaired. Nonaccrual loans are delinquent loans for which accruals of interest have been discontinued for reasons related to the debtor’s financial instability. Loans past due 90 days and still accruing interest totaled $44,162 and $69,953 on December 31, 2007 and 2006, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction, and repayment terms are customary for the type of loan. Changes in related party loans are shown below as of December 31:

	2007	2006
Balance, Beginning	$8,134,645	$4,674,487
Change in Directors	(2,920,072)	—
Advances	2,892,860	4,803,912
Repayments	(634,873)	(1,343,754)

Balance, Ending	$7,472,560	$8,134,645

(4) Premises and Equipment

Premises and equipment as of December 31 is summarized as follows:

	2007	2006
Land and Improvements	$4,520,399	$1,742,991
Buildings	4,771,292	3,870,620
Furniture and Equipment	1,703,737	1,459,091

	10,995,428	7,072,702
Accumulated Depreciation	(1,547,439)	(1,226,662)

	$9,447,989	$5,846,040

Depreciation charged to operations totaled $320,777 in 2007, $316,723 in 2006 and $261,794 in 2005.

Leases

The Company leases the land for the downtown branch facility under a noncancelable-operating lease with an initial lease term of five years with three five-year renewal options. The Company is responsible for utilities, property taxes, insurance and routine maintenance. The Company also leased office space for a loan production office in Stockbridge, Georgia with a lease term of two years, another loan production office in Duluth, Georgia with a lease term of six months, another office lease in Carrolton, Georgia with a lease term of one year, and a mortgage origination office in Winter Park, Florida with a lease term of one year.

During 2006, the Company entered into a thirty-six month operating lease for an automobile to be used by an executive officer.

Future minimum lease payments as of December 31, 2007 are as follows:

Year Ending December 31	Amount
2008	$75,282
2009	24,287
2010	21,600
2011	21,600
2012	16,200

$158,969

Rental expense under all operating leases totaled $63,701, $60,955 and $101,410 for the years ended December 31, 2007, 2006 and 2005, respectively.

The operations of the mortgage production office in Port Orange, Florida moved in December 2006 to a smaller office in Winter Park, Florida. This move reduced the monthly lease payment from $1,875 to $666.

(4) Premises and Equipment (Continued)

Leases (Continued)

On February 28, 2008, the Company completed a sale-leaseback transaction on the main office located in Newnan, Georgia and two branch properties located in Peachtree City, Georgia and Tyrone, Georgia. The purchaser/lessor is Out-Med IV, LLC whose members and board of managers include three of the Company’s board of directors. In total, the Company sold and concurrently leased back land and buildings with a carrying amount of $5.47 million. Net proceeds were $8.51 million, resulting in a gain, net of transaction costs of $3.04 million. The Company will recognize the gain ratably over the 10-year expected term of the leases.

In addition, on June 8, 2007, the Company purchased from Out-Med IV, LLC 1.52 acres on Highway 34 in Newnan, Georgia for future branch expansion. The purchase price was $797,611.

(5) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $11,349 and $3,807 as of December 31, 2007 and 2006, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2007	2006
Interest Bearing Demand	$31,415,239	$27,669,452
Savings	1,313,564	1,967,756
Time, $100,000 and Over	56,840,331	53,020,553
Other Time	92,969,253	103,757,115

Balance, Ending	$182,538,387	$186,414,876

The aggregate amount of short-term time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $47,719,433 and $45,060,046, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

Year	Amount
2008	$122,417,506
2009	22,832,107
2010	4,104,817
2011	101,155
2012	353,999

$149,809,584

(6) Other Borrowings

During 2004, the Bank executed a borrowing agreement with the Federal Home Loan Bank of Atlanta to provide reliable, attractively priced funds as a funding source for the Bank’s growth. The line of credit is secured by loans originated by the Bank and held in its portfolio. The Federal Home Loan Bank determines the eligibility of each loan as qualifying collateral to secure this line of credit. At December 31, 2007, the Bank has $18,000,000 in advances. A summary of the Bank’s borrowings from the FHLB as of December 31 follows:

	2007	2006
Advance from FHLB with Interest at a Variable Rate of 4.40% Due at January 31, 2008.	$13,000,000	$—
Advance from FHLB with Interest at a Fixed Rate of 3.62% Due at December 10, 2009.	5,000,000	—

	$18,000,000	$—

At December 31, 2007, scheduled maturities of FHLB borrowings are as follows:

Year	Amount
2008	$13,000,000
2009	5,000,000

$18,000,000

(7) Employee and Director Benefits

Stock Options

The Company has a stock option plan, which grants key employees options to purchase shares of common stock of the Company. A committee appointed by the board of directors determines option prices and terms. The plan provides for a total of 150,000 options to purchase common shares of the Company. As of December 31, 2007 and 2006, 45,000 options under the plan have been granted.

(7) Employee and Director Benefits (Continued)

Stock Options (Continued)

Other pertinent information related to the options for the years ended December 31:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Options Outstanding, Beginning	44,000	$10.00	45,000	$10.00
Granted	—	—	—	—
Exercised	21,500	$10.00	1,000	$10.00

Options Outstanding, Ending	22,500	$10.00	44,000	$10.00

Exercisable, Ending	22,500	$10.00	44,000	$10.00

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and Exercisable, Ending	22,500	$10.00	2.5 Years

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three-year period from the date the Bank was incorporated and are exercisable in whole or in part during the ten-year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. At December 31, 2007 and 2006, there were 40,000 warrants outstanding and exercisable.

Other pertinent information related to the warrants for the years ended December 31:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Warrants Outstanding, Beginning	40,000	$10.00	40,000	$10.00
Granted	—	—	—	—
Exercised	—	—	—	—

Warrants Outstanding, Ending	40,000	$10.00	40,000	$10.00

(7) Employee and Director Benefits (Continued)

Stock Warrants (Continued)

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and Exercisable, Ending	40,000	$10.00	1 Year

401(k) Profit Sharing Plan

The Company has a 401(k) profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense totaled $13,241, $11,879 and $10,952 for the years ended December 31, 2007, 2006 and 2005, respectively.

Deferred Compensation Plan

In 2005, the Bank commenced a salary continuation plan covering its executive officers through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit as defined in each individual contract. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be distributed to the individual’s beneficiary for a period of 15 years. Liabilities accrued under the plan totaled $117,636 and $89,188 as of December 31, 2007 and 2006, respectively. Expense charged to operations totaled $28,448, $52,702 and $36,486 for the years ended December 31, 2007, 2006 and 2005, respectively. No benefits have been paid as of December 31, 2007.

Effective March 1, 2007, the Bank commenced a Directors Deferred Compensation Plan. Under this plan, directors may elect to defer some or all of their board fees. The balance in the director’s deferral account will grow at an annual rate, compounded monthly, equal to 75 percent of the Bank’s return on equity for the previous quarter. The benefit will be paid over 10 years beginning at age 67. The total amount accrued under the plan is $148,600 as of December 31, 2007.

(8) Income Taxes

Income tax expense consists of the following for the years ended December 31:

	2007	2006	2005
Current Federal Expense	$663,177	$1,280,364	$1,134,995
Deferred Federal Expense (Benefit)	452	36,807	(188,117)

Federal Income Tax Expense	663,629	1,317,171	946,878
Current State Income Tax Expense	36,423	249,366	166,003

	$700,052	$1,566,537	$1,112,881

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2007	2006	2005
Statutory Federal Income Taxes	$639,725	$1,384,643	$959,378
State Taxes	—	(49,554)	(58,242)
Officer Life Insurance	(31,846)	(26,564)	(23,033)
Other	55,750	8,646	68,775

Actual Federal Income Taxes	$663,629	$1,317,171	$946,878

The components of deferred income taxes as of December 31 are as follows:

	2007	2006
Deferred Tax Assets
Loan Loss Reserves	$741,688	$734,873
Salary Continuation Liability	39,996	30,324
Other	23,391	—

	805,075	765,197
Deferred Tax Liabilities
Depreciation	(276,001)	(236,574)
Deferred Tax Asset (Liabilities) on Unrealized Securities Gains and Losses	(53,876)	4,509

Net Deferred Tax Assets	$475,198	$533,132

(9) Earnings Per Share

Presented below is a summary of the components used to calculate basic and diluted earnings per share for the years ended December 31:

	2007	2006	2005
Basic Earnings Per Share
Weighted Average Common Shares Outstanding	1,001,651	921,512	900,000

Net Income	$1,181,491	$2,505,942	$1,708,818

Basic Earnings Per Share	$1.18	$2.72	$1.90

Diluted Earnings Per Share
Weighted Average Common Shares Outstanding	1,001,651	921,512	900,000
Net Effect of the Assumed Exercise of Stock Options Based on the Treasury Stock Method Using Average Market Prices for the Year	45,144	59,441	42,027

Total Weighted Average Common Shares and Potential Common Shares Outstanding	1,046,795	980,953	942,027

Net Income	$1,181,491	$2,505,942	$1,708,818

Diluted Earnings Per Share	$1.13	$2.55	$1.81

(10) Subordinated Debentures (Trust Preferred Securities)

On December 8, 2005, the Company established NCB Statutory Trust I (the Trust). It is a wholly owned statutory business trust. The Company is the sole sponsor of the Trust and acquired the Trust’s common securities for $93,000. The Trust was created for the exclusive purpose of issuing 30-year capital trust preferred securities (Trust Preferred Securities) in the aggregate amount of $3,000,000 and using the proceeds to acquire junior subordinated debentures (Subordinated Debentures) issued by Newnan Coweta Bancshares, Inc. The sole assets of the Trust are the Subordinated Debentures. The Company’s aggregate $93,000 investment in the Trust is included in other assets in the accompanying consolidated balance sheets, and the $3,093,000 obligation of Newnan Coweta Bancshares, Inc. is reflected in subordinated debt.

The Trust Preferred Securities bear a fixed rate of 6.395 percent until December 15, 2010, at which time the securities will bear a floating rate set each quarter based on a spread over 3-month LIBOR plus 1.50 percent. The Trust Preferred Securities mature December 15, 2035. Distributions are payable quarterly. The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at their stated maturity date or earlier redemption in an amount equal to their liquidation amount plus accumulated and unpaid distributions to the date of redemption. The Company guarantees the payment of distributions and payment for redemption or liquidation of the Trust Preferred Securities to the extent of funds held by the Trust. The Company’s obligations under the Subordinated Debentures together with the guarantee and other back-up obligations, in the aggregate, constitute a full and unconditional guarantee by Newnan Coweta Bancshares, Inc. of the obligations of the Trust under the Trust Preferred Securities.

(10) Subordinated Debentures (Trust Preferred Securities) (Continued)

The Subordinated Debentures are unsecured, bear interest at a rate equal to the rates paid by the Trust on the Trust Preferred Securities and mature on the same date as those noted above for the Trust Preferred Securities. Interest is payable quarterly. The Company may defer the payment of interest at any time for a period not exceeding 20 consecutive quarters provided that deferral period does not extend past the stated maturity.

Subject to approval by the Federal Reserve Bank of Atlanta, the Trust Preferred Securities may be redeemed prior to maturity at the Company’s option on or after December 15, 2010. The Trust Preferred Securities may also be redeemed in whole or in part, at any time within 90 days following the occurrence of a special event at the Special Redemption Price. Special Events would include a tax event, an investment company event or a capital treatment event.

The Trust Preferred Securities qualify as Tier 1 capital under current regulatory definitions subject to certain limitations.

The interest income received from the Company’s trust totaled $5,980, $6,063 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively. The interest expense paid to the trust totaled $198,896, $201,643 and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

(11) Commitments and Contingencies

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments for the years ended December 31 is as follows:

	2007	2006
Commitments to Extend Credit	$18,711,357	$30,426,930
Letters of Credit	1,081,371	1,338,146

	$19,792,728	$31,765,076

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

(11) Commitments and Contingencies (Continued)

Loan Commitments (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deemed necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

(12) Regulatory Matters

At December 31, 2007 the Company is currently restricted from declaring or paying dividends to its stockholders without prior approval from the Federal Reserve Bank.

The Company and the Bank are also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2007 and 2006, the Company and the Bank met all capital adequacy requirements to which they are subject.

(12) Regulatory Matters (Continued)

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2007

Total Capital to Risk-Weighted Assets
Consolidated	$24,939	12.13%	$16,445	8.00%	N/A	N/A
Bank	24,919	12.13	16,437	8.00	$20,546	10.00%
Tier 1 Capital to Risk-Weighted Assets
Consolidated	22,513	10.95	8,222	4.00	N/A	N/A
Bank	22,493	10.95	8,219	4.00	11,711	6.00
Tier 1 Capital to Average Assets
Consolidated	22,513	9.83	9,159	4.00	N/A	N/A
Bank	22,493	9.83	9,155	4.00	11,444	5.00

December 31, 2006

Total Capital to Risk-Weighted Assets
Consolidated	23,016	11.79	15,609	8.00	N/A	N/A
Bank	22,998	11.78	15,618	8.00	19,523	10.00
Tier 1 Capital to Risk-Weighted Assets
Consolidated	20,688	10.60	7,802	4.00	N/A	N/A
Bank	20,670	10.58	7,807	4.00	11,711	6.00
Tier 1 Capital to Average Assets
Consolidated	20,688	9.47	8,738	4.00	N/A	N/A
Bank	20,670	9.47	8,731	4.00	10,913	5.00

(13) Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company in estimating the fair value of its financial instruments used the following methods and assumptions.

Cash, Due From Banks and Federal Funds Sold—The carrying amount of cash, due from banks and federal funds sold approximates fair value.

Securities—Fair values of securities is based on available quoted market prices. The carrying amount of equity securities, including restricted equity securities, with no readily determinable fair value approximates fair value.

Loans—The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits—The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Borrowed Money – The fair value of long-term debt is based upon the discounted value of contractual cash flows using a discount rate consistent with currently offered rates of similar duration.

Accrued Interest—The carrying amounts of accrued interest approximate their fair value.

Unrecognized Financial Instruments – Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fees associated with these instruments are not material.

(13) Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Assets
Cash Due from Banks, and Federal Funds Sold	$11,135	$11,135	$12,907	$12,907
Securities Available for Sale	19,781	19,781	12,987	12,987
Restricted Investments	1,451	1,451	732	732
Loans	175,708	176,379	187,352	188,506
Accrued Interest Receivable	1,700	1,700	1,345	1,345

Liabilities
Deposits	195,539	194,346	201,216	197,541
Subordinated Debentures	3,093	3,079	3,093	3,040
Other Borrowed Money	18,000	18,030	—	—
Accrued Interest Payable	1,700	1,700	1,887	1,887

(14) Supplemental Financial Data

Components of other operating expenses in excess of one percent of total revenue for the years ended December 31 are as follows:

	2007	2006	2005
Professional fees	$326,477	$228,422	$268,027
Data processing fees	553,659	495,974	473,051
Director fees	227,500	223,050	205,350

(15) Private Placement

During 2006, the Company offered a maximum of 84,000 shares of common stock through a private placement. The offering was eligible to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D under the Securities Act. As of December 31, 2007, a total of 83,570 shares of common stock were sold resulting in net proceeds of $2,988,519. The offering closed on February 15, 2007.

(16) Parent Company Financial Information

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2007	2006
ASSETS
Cash	$121,709	$26,449
Investment in Subsidiaries	22,674,335	20,756,211

Total Assets	$22,796,044	$20,782,660

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$102,155	$8,764

Subordinated Debentures	3,093,000	3,093,000

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 1,006,070 and 967,644 Shares Issued and Outstanding as of December 31, 2007 and 2006, Respectively	12,193,435	11,369,100
Retained Earnings	7,319,552	6,319,153
Accumulated Other Comprehensive Income	87,902	(7,357)

	19,600,889	17,680,896

Total Liabilities and Stockholders’ Equity	$22,796,044	$20,782,660

(16) Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Income
Dividends from Subsidiaries	$379,989	$336,643	$139,774
Interest	2,890	1,203	748
Miscellaneous	—	—	5,000

	382,879	337,846	145,522

Expenses
Interest	198,896	201,644	40,775
Other	1,020	1,000	7,995

	199,916	202,644	48,770

Income Before Equity in Undistributed Earnings of Subsidiaries	182,963	135,202	96,752
Equity in Undistributed Earnings of Subsidiaries	998,528	2,370,740	1,612,066

Net Income	1,181,491	2,505,942	1,708,818

Other Comprehensive Income (Loss)
Gains (Losses) Arising During the Year	122,041	34,732	(65,163)
Reclassification Adjustments	(26,782)	635	—

Change in Net Unrealized Gains (Losses) on Securities Available for Sale, Net of Reclassification Adjustments and Tax Effects	95,259	35,367	(65,163)

Comprehensive Income	$1,276,750	$2,541,309	$1,643,655

(16) Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2007	2006	2005
Cash Flows from Operating Activities
Net Income	$1,181,491	$2,505,942	$1,708,818
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Equity in Earnings of Subsidiaries	(998,528)	(2,370,740)	(1,612,066)
Net Other Operating Activities	93,390	1	6,198

	276,353	135,203	102,950

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(824,336)	(2,389,184)	(3,000,000)
Investment in Statutory Trust	—	—	(93,000)

	(824,336)	(2,389,184)	(3,093,000)

Cash Flows from Financing Activities
Dividends Paid	(181,092)	(135,000)	(99,000)
Proceeds from Sale of Stock	609,335	2,379,184	—
Exercise of Stock Options	215,000	10,000	—
Proceeds from Issuance of Subordinated Debentures	—	—	3,093,000

	643,243	2,254,184	2,994,000

Increase in Cash	95,260	203	3,950
Cash, Beginning	26,449	26,246	22,296

Cash, Ending	$121,709	$26,449	$26,246